Exhibit 4.6

FORM OF SUPPLEMENTAL INDENTURE

SUPPLEMENTAL INDENTURE, dated as of             , 2003 (the “Supplemental Indenture”) between COMPAÑÍA INTERNACIONAL DE TELECOMMUNICACIONES S.A., a sociedad anónima duly organized and existing under the laws of Argentina (the “Company”), and THE BANK OF NEW YORK, a New York banking corporation incorporated and existing under the laws of the State of New York, as Trustee (the “Trustee”). All capitalized terms used herein but not defined herein shall have the meanings given in the Indenture, unless otherwise indicated.

WHEREAS, the Company and the Trustee are parties to that certain Indenture dated as of July 31, 1997 (the “Indenture”) pursuant to which the Company issued its 8.85% Series A Notes due 2004 (the “Series A Notes”);

WHEREAS, pursuant to Section 7.2 of the Indenture, the Company and the Trustee, with the affirmative vote of the Holders of not less than a majority in aggregate principal amount of the Notes of any Series present or represented at a meeting of such Holders at which a quorum is present may amend or supplement certain provisions of the Indenture as it applies to such Series;

WHEREAS, the Company desires to amend the Indenture to delete certain covenants and other provisions contained therein with respect to the Series A Notes;

WHEREAS, pursuant to a prospectus and proxy solicitation dated June 17, 2003 (the “Offer”), Telefónica de Argentina S.A. offered to exchange all of the Company’s outstanding Series A Notes for Telefónica de Argentina S.A.’s 8.85% Notes due 2011 (the “New Notes”) and cash, and solicited proxies to the amendments to the Indenture described herein (the “Amendments”);

WHEREAS, a duly convened noteholders meeting (the “Meeting”) at which a quorum was present was held on             , 2003;

WHEREAS, Holders of at least majority in principal amount of the Series A present or represented at the Meeting have approved the Amendments and authorized the Company to so amend the Indenture; and

WHEREAS, by entering into this Supplemental Indenture, the Company and the Trustee have consented to amend the Indenture in accordance with the Amendments.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged by the Company, the Company and the Trustee hereby agree for the benefit of the Company and the equal and ratable benefit of the Holders of the Series A Notes as follows:

ARTICLE I

AMENDMENTS

Section 1.01.    Amendments to the Indenture.    On the Operative Date (as hereinafter defined) the Indenture is amended as set forth herein with respect to the Series A Notes.

(a) Section 3.1 of the Indenture is hereby amended by deleting it in its entirety and inserting in lieu thereof “[Intentionally Deleted.]”.

(b) Section 3.2 of the Indenture is hereby amended by deleting it in its entirety and inserting in lieu thereof “[Intentionally Deleted.]”.

(c) Section 3.3 of the Indenture is hereby amended by deleting it in its entirety and inserting in lieu thereof “[Intentionally Deleted.]”.

(d) Section 3.4 of the Indenture is hereby amended by deleting it in its entirety and inserting in lieu thereof “[Intentionally Deleted.]”.

(e) Section 3.5 of the Indenture is hereby amended by deleting it in its entirety and inserting in lieu thereof “[Intentionally Deleted.]”.

(f) Section 3.6 of the Indenture is hereby amended by deleting it in its entirety and inserting in lieu thereof “[Intentionally Deleted.]”.

(g) Section 3.7 of the Indenture is hereby amended by deleting it in its entirety and inserting in lieu thereof “[Intentionally Deleted.]”.

(h) Section 3.8 of the Indenture is hereby amended by deleting it in its entirety and inserting in lieu thereof “[Intentionally Deleted.]”.

(i) Section 3.9 of the Indenture is hereby amended by deleting it in its entirety and inserting in lieu thereof “[Intentionally Deleted.]”.

(j) Section 3.13 of the Indenture is hereby amended by deleting it in its entirety and inserting in lieu thereof “[Intentionally Deleted.]”.

(k) Section 3.14 of the Indenture is hereby amended by deleting it in its entirety and inserting in lieu thereof “[Intentionally Deleted.]”.

(l) Section 3.15 of the Indenture is hereby amended by deleting it in its entirety and inserting in lieu thereof “[Intentionally Deleted.]”.

(m) Section 3.16 of the Indenture is hereby amended by deleting it in its entirety and inserting in lieu thereof “[Intentionally Deleted.]”.

(n) Section 3.17 of the Indenture is hereby amended by deleting it in its entirety and inserting in lieu thereof “[Intentionally Deleted.]”.

(o) Section 3.18 of the Indenture is hereby amended by deleting it in its entirety and inserting in lieu thereof “[Intentionally Deleted.]”.

(p) Section 3.19 of the Indenture is hereby amended by deleting it in its entirety and inserting in lieu thereof “[Intentionally Deleted.]”.

(q) Section 3.20 of the Indenture is hereby amended by deleting it in its entirety and inserting in lieu thereof “[Intentionally Deleted.]”.

(r) Section 4.1 of the Indenture is hereby amended by deleting paragraphs (c) through (l), each in its entirety and inserting in lieu of each such paragraph “[Intentionally Deleted.]”.

(s) Section 4.2 of the Indenture is hereby amended by deleting the first paragraph in its entirety and replacing it with the following paragraph:

“If an Event of Default shall occur and be continuing with respect to any Series of Notes, the Holders of not less than 51% in the aggregate principal amount of the Notes then outstanding of such Series, by written notice to the Company and to the Trustee, may declare the principal amount of, premium and Additional Amounts, if any, and accrued interest on all of the outstanding Notes of such Series immediately due and payable, and upon any such declaration all such amounts payable in respect of such Notes shall become immediately due and payable.”

(t) Section 12.3 of the Indenture is hereby amended by deleting it in its entirety and inserting in lieu thereof “[Intentionally Deleted.]”.

(u) Section 1.1 of the Indenture is hereby amended by deleting those definitions which appear solely in the text deleted from the Indenture pursuant to the amendments contained herein.

ARTICLE II

CONDITION PRECEDENT AND OPERATIVE DATE

Section 2.01.    Compliance with and Fulfillment of Conditions Precedent.    The Company has complied with all conditions precedent provided in the Indenture and this Supplemental Indenture to the execution and delivery of this Supplemental Indenture (along with such documentation relating thereto as the Trustee shall require, including, without limitation, an Opinion of Counsel as to the enforceability of the Supplemental Indenture and an Officers’ Certificate).

Section 2.02.    Operative Date.    This Supplemental Indenture shall become operative on the date (the “Operative Date”) on which Telefónica de Argentina S.A. accepts all Series A Notes validly tendered and not withdrawn pursuant to the Offer and has irrevocably delivered to the Exchange Agent the New Notes for delivery to the holders thereof.

ARTICLE III

MISCELLANEOUS

Section 3.01.    Relation to Existing Indenture.    This Supplemental Indenture constitutes an integral part of the Indenture (the provisions of which, as modified by the Supplemental Indenture, shall apply to the Series A Notes) in respect of the Series A Notes but shall not modify, amend or otherwise affect the Indenture insofar as it relates to any other Series of Securities or affect in any manner the terms or conditions of the Securities of any other Series.

Section 3.02.    Construction.    For all purposes of this Supplemental Indenture, except as otherwise herein expressly provided or unless the context otherwise requires: (i) the terms and expressions used herein shall have the same meanings as corresponding terms and expressions used in the Indenture; and (ii) the words “herein,” “hereof” and “hereby” and other words of similar import used in this Supplemental Indenture refer to this Supplemental Indenture as a whole and not to any particular Section hereof.

Section 3.03.    Trustee Acceptance.    The Trustee accepts the amendment of the Indenture effected by this Supplemental Indenture, as hereby amended, but only upon the terms and conditions set forth in the Indenture, as hereby amended, including the terms and provisions defining and limiting the liabilities and responsibilities of the Trustee in the performance of its duties and obligations under the Indenture, as hereby amended. Without limiting the generality of the foregoing, the Trustee has no responsibility for the correctness of the recitals of fact herein contained which shall be taken as the statements of the Company, and makes no representations as to the validity or enforceability against the Company.

Section 3.04.    Indenture Ratified.    Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect.

Section 3.05.    Global Note Reissued.    In connection with the execution of this Supplemental Indenture, the Trustee and the Company will reissue, authenticate and deliver the Global Notes representing the Series A Notes to reflect the changes made to the Indenture by this Supplemental Indenture.

Section 3.06.    Parties Bound.    This Supplemental Indenture shall form a part of the Indenture for all purposes, and every holder of the Series A Notes heretofore or hereafter authenticated and delivered shall be bound hereby. Upon the execution of this Supplemental Indenture, the Indenture and the Series A Notes theretofore issued shall be deemed to be modified and amended in accordance with this Supplemental Indenture and the respective rights, limitation of rights, obligations, duties and immunities under the Indenture of the Company and the Trustee and the Holders of the Series A Notes shall thereafter be determined, exercised and enforced thereunder subject in all respects to such modifications and amendments, and all the terms and conditions of this Supplemental Indenture shall be and be deemed to be part of the terms and conditions of the Indenture and the Series A Notes theretofore issued for any and all purposes.

Section 3.07.    Successors and Assignees.    This Supplemental Indenture shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

Section 3.08.    Counterparts.    This Supplemental Indenture may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original, and all of such counterparts shall together constitute one and the same instrument.

Section 3.09.    Severability.    In case any provision in this Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 3.10.    Headings.    The headings of the Articles and Sections of this Supplemental Indenture have been inserted for convenience of reference only and are not to be considered part of this Supplemental Indenture and shall in no way modify or restrict any of the terms or provisions hereof.

Section 3.11.    Governing Law.    This Supplemental Indenture shall be governed by and construed in accordance with the internal laws of the State of New York without giving effect to principles of conflicts of laws.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date first above written.

COMPAÑÍA INTERNACIONAL DE TELECOMMUNICACIONES S.A.

By:
Name: Title:

BANK OF NEW YORK, as Trustee

By:
Name: Title: